Exhibit 99.1

NEWS RELEASE

DATE:	January 27, 2010 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces Fourth Quarter and Full Year
2009 Operating Results

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, Inc., announced today the unaudited results for the quarter ended December 31, 2009.  For the three months ended December 31, 2009, the Company realized a net loss of $28.6 million.  The loss included a non-operating, non-cash goodwill impairment charge of $35.2 million (on a pre-tax basis) taken in accordance with accounting standards for goodwill and other intangible assets.  Excluding the effect of this charge, which reduced earnings by $31.7 million on an after-tax basis, the Company would have realized a profit for the quarter of $3.1 million, or $0.11 per common share.  This compares to net income of $1.3 million and $0.07 per common share for the same period a year ago.  For the twelve months ended December 31, 2009, the Company reported a net loss of $64.1 million.  The loss for the year included goodwill impairment charges of $80.3 million on a pre-tax basis, which equated to $71.9 million on an after-tax basis.  Excluding these non-operating charges, the Company would have been profitable with net income of $7.8 million and earnings per common share of $0.24.  For a reconciliation of non-GAAP Net Income Excluding Goodwill Impairment Charges to GAAP Net Income, see “Regulation G Disclosure” below.

Mr. Brown stated, “We are disappointed in the goodwill accounting charge incurred for the quarter.  Our stock price fell from the second quarter leading to the charge.  It was non-cash and had no negative impact on our earnings from operations or our regulatory capital levels.  In fact our earnings from operations of $3.1 million was the highest level since the third quarter of 2008 and was 138% higher than the $1.3 million earned in the fourth quarter one year ago.  As difficult as this year has been on our results, I am pleased that we have been able to report an operating profit in every quarter and increase our strong regulatory capital levels.”

Mr. Brown continued, “Higher provision expense continues to place pressure on our level of earnings.  While provision expense was $2.5 million lower than the third quarter, it remains elevated due to the continued stress on our construction and development portfolio and the general economic environment.  Nonperforming loans did decline 10% for the quarter through payoffs and charge-offs.  Our outlook remains cautious as the economy is just beginning to show signs of improvement and unemployment remains at historically high levels.  I am very pleased with the strength and stability of our net interest margin.  At 3.85% for the fourth quarter of 2009, it was level with the same quarter one year ago.  The margin continues to provide earnings support as we manage through the credit related issues.”

Mr. Brown concluded, “During the quarter we reduced our dividend to common shareholders to $.01 per share.  While this decision was a difficult one, we believe it is important during this extended period of economic stress to further strengthen our capital ratios.  One appropriate step to accomplish this was the dividend reduction.”

GOODWILL IMPAIRMENT CHARGE

In accordance with accounting standards for goodwill and other intangible assets, the Company completed its annual goodwill impairment testing during the second quarter of 2009 and incurred an impairment charge of $45.1 million at that time.  As a result of the subsequent decline in the market value of the Company’s common stock in the second half of 2009, the Company concluded that additional goodwill impairment was likely and further testing was performed.  The results of the most recent test indicated that a portion of the remaining goodwill resulting from the Company’s acquisitions over the past several years was impaired and the Company recorded a second impairment charge of $35.2 million.  It is important to note that the impairment charge is a non-cash, non-operating item and has no effect on liquidity, cash flows, operations, or regulatory capital ratios.  In fact, all of the Company’s regulatory capital ratios are significantly above the minimum levels to qualify for “well capitalized” status.  As of December 31, 2009, the Company’s capital levels and ratios were as follows:

•                  Tangible common equity of $163.4 million, or 5.8% of tangible assets.

•                  Tangible equity of $220.4 million, or 7.8% of tangible assets.

•                  Tangible book value per common share of $8.11.

•                  Leverage ratio of 8.8% at the holding company and 7.8% at the bank level, which is well above the regulatory well-capitalized level of 5.0%

•                  Tier 1 risk-based capital ratio of 13.6% at the holding company and 12.1% at the bank level, which is well above the regulatory well-capitalized requirement of 6.0%.

•                  Total risk-based capital ratio of 14.8% at the holding company and 13.3% at the bank level, which is well above the regulatory well-capitalized requirement of 10.0%.

4TH QUARTER RESULTS

NET INTEREST INCOME

Net interest income was $25.3 million for the fourth quarter of 2009.  Net interest margin, on a fully-taxable equivalent basis, was 3.85% for the fourth quarter of 2009 which was equal to the fourth quarter of 2008.  Because of lower deposit costs, the Company was able to maintain its net interest margin despite a significant year-over-year increase in its non-performing loans.

NON-INTEREST INCOME

The Company’s non-interest income increased to $10.7 million for the fourth quarter of 2009 compared to $6.3 million for the same period in 2008.  On a linked-quarter basis, non-interest income increased by $0.9 million.  The increase from the third quarter of 2009 was primarily attributable to gains realized on the sale of investment securities.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $57.5 million for the fourth quarter of 2009 compared to $19.6 million for the same period in 2008.  The fourth quarter of 2009 included the aforementioned goodwill impairment charge of $35.2 million.  Excluding the effect of this charge, fourth quarter 2009 non-interest expense would have been $22.3 million compared to $19.6 million a year ago.  Increased FDIC assessments and expenses related to non-performing loans (i.e. legal and collection fees) were the primary cause of the increase.  The Company’s efficiency ratio was 60.1% for the fourth quarter of 2009 compared to 63.0% for the same period a year ago.

FULL YEAR RESULTS

NET INTEREST INCOME

Net interest income was $98.0 million for the full year 2009, which represents an increase of $10.5 million or 12.0%.  The increase in the volume of earnings assets was the primary factor in the increase in net interest income as the Company’s net interest margin stayed relatively flat year over year.  Net interest margin, on a fully-taxable equivalent basis, was 3.82% for the full year 2009 compared to 3.83% for the full year 2008.

NON-INTEREST INCOME

The Company’s non-interest income was $40.1 million for the full year 2009 compared to $29.7 million for 2008.  There were three primary factors contributing to this increase.  The first was the significant increase in mortgage refinance activity in 2009 and the resulting increase in mortgage banking income.  The second was an increase in service charges on deposit accounts due to an increase in the number of checking accounts and the overall deposit base.  The third reason for the increase in non-interest income relates to the continuing migration of customers to debit card transactions (as opposed to checks) and the positive effect on interchange income.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $167.5 million for the full year 2009 compared to $72.8 million for 2008.  The full year 2009 included the aforementioned goodwill impairment charges of $80.3 million.  Excluding the effect of these charges, the Company’s non-interest expense would have been $87.2 million.  FDIC assessment expense increased $4.2 million year over year.  In addition, the Company incurred additional costs related to mortgage origination commissions and increased credit and collection costs related to its elevated level of non-performing assets.

ASSET QUALITY

Non-performing assets were $90.7 million as of December 31, 2009, a decrease of approximately $8.6 million on a linked-quarter basis.  The decrease in non-performing assets was primarily attributable to the large amount of charge-offs incurred during the quarter.  Net charge-offs were $19.2 million for the fourth quarter of 2009 and represented 3.98% of average loans on an annualized basis.  For the full year 2009, net charge-offs were $34.2 million or 1.73% of average loans.  Non-performing assets represented 3.12% of total assets as of December 31, 2009 compared to 3.38% as of September 30, 2009 and 2.25% as of December 31, 2008.  The Company’s construction and land development loans continue to comprise a disproportionate percentage of its non-performing loans.  As of December 31, 2009, this portfolio comprised 10% of the total outstanding loan balances but contributed to 39% of the Company’s non-performing loans.  The Company’s allowance for loan losses as a percent of total outstanding loans was 2.47% as of December 31, 2009 compared to 1.73% as of December 31, 2008.  Total loan loss provision expense was $11.0 million in the fourth quarter of 2009.  Approximately $5.7 million of the provision expense for the quarter was related to a $6.6 million loan relationship that showed significant deterioration during the quarter.  The Company charged off approximately $4.8 million related to this credit during the quarter.  The characteristics of this credit were unique and the Company’s exposure to this type of credit is limited.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended December 31		Twelve months ended December 31
	2009	2008	2009	2008
Income Statement Summary
Interest Income	$35,607	$37,523	$143,241	$144,659
Interest Expense	10,344	13,466	45,233	57,134
Net Interest Income	25,263	24,057	98,008	87,525
Provision for Loan Losses	11,000	9,997	46,310	20,918
Noninterest Income:
Insurance commissions	515	483	2,071	2,073
Trust and investment product fees	677	337	1,743	1,575
Mortgage banking	1,731	(413)	9,028	2,565
Service charges on deposit accounts	4,593	3,917	16,537	14,555
Gain/(loss) on sales of securities	1,078	683	1,263	1,118
Interchange income	1,692	905	5,178	3,600
Other	461	394	4,230	4,211
Total Noninterest Income	10,747	6,306	40,050	29,697
Noninterest Expense:
Employee	11,266	9,977	46,342	41,033
Occupancy	1,604	1,706	6,660	6,061
Equipment	2,016	1,930	7,468	6,496
Intangible amortization	552	704	2,199	2,607
Telecommunications	448	504	2,015	1,863
Stationary, printing, and supplies	395	356	1,608	1,374
Goodwill impairment	35,234	—	80,310	—
FDIC assessment	1,430	533	4,976	741
Other	4,577	3,872	15,954	12,598
Total Noninterest Expense	57,522	19,582	167,532	72,773
Earnings Before Income Taxes	(32,512)	784	(75,784)	23,531
Provision for Income Taxes	(3,876)	(560)	(11,645)	4,379
Net Income	$(28,636)	$1,344	$(64,139)	$19,152
Preferred Dividends & Accretion	$(764)	$—	$(2,919)	$—
Net Income Available to Common Shareholders	$(29,400)	$1,344	$(67,058)	$19,152

	Three months ended December 31		Twelve months ended December 31
	2009	2008	2009	2008
Average Balance Sheet Data
Gross Loans	$1,935,646	$1,973,871	$1,981,567	$1,791,727
Earning Assets	2,717,943	2,547,886	2,649,031	2,342,114
Total Assets	2,990,893	2,849,761	2,930,903	2,628,137
Noninterest Bearing Deposits	248,329	218,339	238,411	203,979
Interest Bearing Deposits	2,058,645	1,847,397	1,957,723	1,738,594
Total Interest Bearing Liabilities	2,388,425	2,311,788	2,327,051	2,123,841
Shareholders’ Equity	326,802	297,962	339,554	277,695

	Three months ended December 31		Twelve months ended December 31
	2009	2008	2009	2008
Per Share Data
Diluted Earnings Per Common Share	$(1.46)	$0.07	$(3.33)	$1.00
Cash Dividends Per Common Share	0.010	0.145	0.255	0.575
Market Value - High	7.04	21.02	15.16	21.27
Market Value - Low	4.45	12.74	4.45	12.15
Average Outstanding Shares (diluted)	20,136,362	20,137,655	20,136,362	19,108,604

	Three months ended December 31		Twelve months ended December 31
	2009	2008	2009	2008
Key Ratios
Return on Average Assets	-3.80%	0.19%	-2.19%	0.73%
Return on Average Equity	-34.76%	1.79%	-18.89%	6.90%
Net Interest Margin	3.85%	3.85%	3.82%	3.83%
Efficiency Ratio (1) (2)	60.07%	63.01%	61.55%	60.73%
Net Overhead to Average Assets (1) (2)	1.53%	1.85%	1.61%	1.64%

	December 31	September 30	December 31
	2009	2009	2008
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,885,447	$1,943,797	$1,995,601
Allowance for Loan Losses	46,648	54,941	34,583
Total Securities	714,607	678,486	513,310
Goodwill and Intangible Assets	74,077	109,863	150,363
Total Assets	2,906,530	2,934,326	2,899,835
Noninterest Bearing Deposits	250,438	245,697	232,024
Interest Bearing Deposits	2,020,212	1,990,007	1,777,300
Other Borrowings	272,231	297,424	535,198
Shareholders’ Equity	294,462	326,441	299,949

	December 31	September 30	December 31
	2009	2009	2008
Other Balance Sheet Data
Book Value Per Common Share	$11.84	$13.43	$14.90
Loan Loss Reserve to Loans	2.47%	2.83%	1.73%
Nonperforming Assets to Total Assets	3.12%	3.38%	2.25%
Outstanding Shares	20,136,362	20,136,362	20,136,362

	December 31	September 30	December 31
	2009	2009	2008
Asset Quality
Loans Past Due 90 Days or More and Still Accruing	$3,279	$3,130	$3,639
Non-accrual Loans	77,074	86,314	55,671
Other Real Estate Owned	10,386	9,874	5,944
Total Nonperforming Assets	$90,739	$99,318	$65,254

Net Charge-offs - YTD	$34,245	$14,952	$6,230
Net Charge-offs as a % of average loans	1.73%	1.00%	0.35%

(1) Excludes the goodwill impairment charge of $35.2 million recorded in the fourth quarter of 2009.

(2) Excludes the goodwill impairment charge of $80.3 million recorded in 2009.

Regulation G Disclosure

This press release includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliations provided below, provides meaningful information and therefore we use it to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.  We believe this information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period.

During both the second and fourth quarters of 2009, the Company recorded non-cash goodwill impairment charges.  The Company believes that excluding the after-tax effects of these charges from its discussion of the Company’s core operating results will provide investors with a basis to compare the Company’s operating results on a quarter by quarter basis without the material distortions caused by this non-operating charge.  The following table reconciles the non-GAAP financial measure “Net Income Excluding Goodwill Impairment Charge” with Net Income calculated and presented in accordance with GAAP.

	Quarter Ended	EPS
	12/31/09	Impact
Net Income as Reported	$(28,636)	$(1.46)
Goodwill Impairment Charge, Net of Income Tax	(31,677)	(1.57)
Net Income Excluding Goodwill Impairment Charge	$3,041	$0.11

	Twelve Months
	Ended	EPS
	12/31/09	Impact
Net Income as Reported	$(64,139)	$(3.33)
Goodwill Impairment Charge, Net of Income Tax	(71,868)	(3.57)
Net Income Excluding Goodwill Impairment Charge	$7,729	$0.24

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 69 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.